Exhibit 99.1

NEWS ANNOUNCEMENT

Webcast/Conference Call TODAY, Tuesday, May 10 at 8:30 a.m. ET

WEBCAST LINK:	www.carmikeinvestors.com (archived for 30 days)

CALL DIAL-IN:	800/708-3120 or 303/223-2680 (international callers)

CALL REPLAY:	800/633-8284 or 402/977-9140; passcode: 21521613 (through May 17)

Carmike Cinemas Reports 2011 Q1 Results

- Further De-levers with Additional $15 Million Debt Prepayment -

- $100 Million of Debt Prepayments over 14 Quarter Period -

- Concessions/Other Revenue Per Cap Rises Year-over-Year for Fifth Straight Quarter -

COLUMBUS, GA – May 10, 2011 — Carmike Cinemas, Inc. (NASDAQ: CKEC), a leading entertainment, digital cinema and 3-D motion picture exhibitor, today reported results for the three months ended March 31, 2011, as summarized below.

Summary Financial Data

(unaudited)

(in millions)	Three Months Ended March 31
	2011	2010
Total operating revenue	$96. 2	$123.3
Operating income (loss)	(2. 0)	6. 4
Interest expense	9. 2	8. 9
Theatre level cash flow (1)	10. 7	19. 7
Net loss	(18. 4)	(3. 5)
Adjusted net loss (1)	(18. 2)	(0. 4)
Adjusted EBITDA (1)	5. 9	14. 9

(in millions)	March 31 2011	December 31 2010
Total debt (1)	$337.7	$353.4
Net debt (1)	$320.1	$340.3

(1)	Theatre level cash flow, adjusted net loss, adjusted EBITDA, total debt and net debt are supplemental non-GAAP financial measures. Reconciliations of theatre level cash flow and adjusted EBITDA to net loss and adjusted net loss to net loss for the three months ended March 31, 2011 and 2010, as well as a schedule of total debt and net debt as of March 31, 2011 and December 31, 2010, are included in the supplementary tables accompanying this news announcement.

Carmike Cinemas President and Chief Executive Officer David Passman stated, “As widely reported, the domestic box office faced challenging comparisons this past quarter against a very strong 2010 Q1 period, which included the continuation of great results from ‘Avatar,’ the highest-grossing movie title of all time, and the release of ‘Alice in Wonderland,’ which performed extremely well following its March 2010 debut.

“Unfortunately, the 2011 first quarter slate was unable to match the excellent year-ago industry performance. Despite the slow start, we are optimistic about the balance of 2011. The second quarter movie slate has started off with a bang and we expect the positive momentum to continue with a summer slate packed with potential blockbusters such as ‘Pirates of the Caribbean: On Stranger Tides,’ ‘Kung Fu Panda 2,’ ‘X-Men: First Class,’ ‘Cars 2,’ ‘Transformers: Dark of the Moon,’ and Harry Potter and the Deathly Hallows (Part 2).’

“Our plan remains to expand Carmike’s 3-D reach by over 100 3-D screens bringing our total to more than 700, which we expect to be ready for the upcoming summer slate. In addition, we have previously announced new theatre sites in West Pottsgrove, Pennsylvania, Tulsa, Oklahoma, Winder, Georgia, and Jacksonville, North Carolina. We believe that the commercial real estate market is improving and anticipate announcing additional sites in the coming months.

“Carmike continued its progress in per patron concession metrics, with concessions and other revenue per patron increasing on a year-over-year basis for the fifth consecutive quarter. Our ongoing focus on products, promotions and presentations is working well, and we plan to continue tweaking our offerings with a goal of further increasing per cap concessions numbers,” Mr. Passman concluded.

Theatre Performance

(Unaudited)

	Three Months Ended March 31
	2011	2010
Average theatres	238	243
Average screens	2,229	2,271
Average attendance per screen (1)	4, 216	5, 291
Average admission per patron (1)	$6. 53	$6. 85
Average concessions/other revenue per patron (1)	$3. 72	$3. 49
Total attendance (in thousands) (1)	9, 399	12,017
Total revenue (in thousands)	$96,244	$123,346

(1)	Includes activity from theatres designated as discontinued operations and reported as such in the consolidated statements of operations.

During the 2011 first quarter, Carmike’s patrons spent an average of $10.25 per visit, compared to $10.34 per patron in the year-ago period. Average admissions in the first quarter declined 4.7 percent to $6.53, as there were fewer 3-D premium tickets sold versus the corresponding 2010 first quarter, which included two very popular 3-D titles, ‘Avatar’ and ‘Alice in Wonderland.’ Concession and other revenue per patron in the first quarter increased 6.6 percent to $3.72, versus $3.49 in the prior year period.

Carmike Chief Financial Officer Richard B. Hare stated, “On the expense side, we experienced reductions in several areas during the first quarter. Film exhibition costs improved 380 basis points in the first quarter to 52.5 percent of admissions revenues, compared to 56.3 percent in the year-earlier period. Carmike’s other theatre operating costs declined 7.5 percent in Q1 and general and administrative expenses remained relatively flat at $4.7 million.

“First quarter interest expense was $9.2 million, versus $8.9 million in the prior year period, partially due to an increase in the interest rate on our bank debt. As previously disclosed, during Q1 we made a $15 million voluntary bank debt pre-payment from the after-tax proceeds of our $30 million up-front payment from Screenvision, further reducing Carmike’s bank debt balance to $220.1 million as of March 31, down from $235.5 million at year-end. Including this prepayment, Carmike has made $100 million of debt prepayments over the last 14 quarters,” Mr. Hare concluded.

During Q1, Carmike recorded an income tax provision of $6.4 million. The increase in tax liability from the year-ago period was primarily related to current tax expense for the January 2011 payment from Screenvision. Tax expense related to the Screenvision payment was partially offset by Carmike’s operating losses incurred during the quarter.

Supplemental Financial Measures

Theatre level cash flow, EBITDA, adjusted EBITDA, adjusted net loss, total debt and net debt are supplemental non-GAAP financial measures used by Carmike to evaluate its operating performance. Carmike defines theatre level cash flow as adjusted EBITDA, as defined below, plus general and administrative expenses. Carmike believes that theatre level cash flow is an important supplemental measure of operating performance for a motion picture exhibitor’s operations because it provides a measure of the core operations, rather than factoring in items such as general and administrative expenses and depreciation and amortization, among others. In addition, Carmike believes that theatre level cash flow, as defined, is a widely accepted measure of comparative operating performance in the motion picture exhibition industry. Adjusted net loss is defined as net loss plus impairment of long-lived assets and loss on extinguishment of debt. Carmike believes adjusted net loss is an important supplemental measure of operating performance for a motion picture exhibitor because it provides a measure of core operations. Total debt is defined as the sum of current maturities of long-term debt, capital leases and long-term financing obligations, long-term debt (less current maturities) and capital leases and long-term financing obligations (less current maturities). Net debt is defined as total debt less cash and cash equivalents. EBITDA is defined as net loss plus income tax expense (benefit), interest expense and depreciation and amortization. Adjusted EBITDA is defined as net loss plus income tax benefit, interest expense, depreciation and amortization, loss from unconsolidated subsidiaries, (income) loss from discontinued operations, loss on extinguishment of debt, (gain) loss on sale of property and equipment and impairment of long-lived assets. Carmike believes that EBITDA and adjusted EBITDA are important supplemental measures of operating performance for a motion picture exhibitor’s operations because they provide measures of core operations.

About Carmike Cinemas (www.carmike.com)

Carmike Cinemas, Inc. is a U.S. leader in digital cinema and 3-D cinema deployments and one of the nation’s largest motion picture exhibitors. As of March 31, 2011, Carmike had 236 theatres with 2,223 screens in 36 states. Carmike’s digital cinema footprint reached 2,091 screens, including 200 theatres with 597 screens that are also equipped for 3-D. Carmike’s focus for its theatre locations is small to mid-sized communities.

Disclosure Regarding Forward-Looking Statements

This press release and other written or oral statements made by or on behalf of Carmike contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about our beliefs, expectations and future performance, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words, “believes,” “expects,” “anticipates,” “plans,” “estimates” or similar expressions. Examples of forward-looking statements in this press release include the Company’s expectations regarding box office performance, additional theatre locations, the 3-D release schedule, our 3-D footprint expansion, fiscal year 2011 performance and the Company’s strategies and operating goals, consumer spending preferences, sources of liquidity, and the availability of film product. Forward-looking statements are only predictions and are not guarantees of performance. These statements are based on beliefs and assumptions of management, which in turn are based on currently available information. The forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond our ability to control or predict. Important factors that could cause actual results to differ materially from those contained in any forward-looking statement include, but are not limited to: general economic conditions in our regional and national markets; our ability to comply with covenants contained in our senior secured credit agreement; our ability to operate at expected levels of cash flow; financial market conditions including, but not limited to, changes in interest rates and the availability and cost of capital; our ability to meet our contractual obligations, including all outstanding financing commitments; the availability of suitable motion pictures for exhibition in our markets; competition in our markets; competition with other forms of entertainment; and other factors, including the risk factors disclosed in our Annual Report on Form 10-K for the year ended December 31, 2010, under the caption “Risk Factors.” We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.

Contact:

Robert Rinderman or Joseph Jaffoni	Richard B. Hare
Jaffoni& Collins – Investor Relations	Chief Financial Officer
212/835-8500 or ckec@jcir.com	706/576-3416

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended March 31
	2011	2010
Revenues:
Admissions	$61,304	$81,709
Concessions and other	34, 940	41, 637

Total operating revenues	96, 244	123, 346
Operating costs and expenses:
Film exhibition costs	32, 203	45, 999
Concession costs	3, 897	4, 137
Other theatre operating costs	49, 487	53, 483
General and administrative expenses	4, 734	4, 809
Depreciation and amortization	7, 829	7, 999
(Gain) loss on sale of property and equipment	(20)	27
Impairment of long-lived assets	161	487

Total operating costs and expenses	98, 291	116,941

Operating income (loss)	(2, 047)	6, 405
Interest expense	9, 153	8, 888
Loss on extinguishment of debt	—	2, 561

Loss before income tax and loss from unconsolidated subsidiaries	(11,200)	(5, 044)
Income tax expense (benefit)	6, 444	(1, 598)
Loss from unconsolidated subsidiaries	(801)	—

Loss from continuing operations	(18,445)	(3, 446)
Income (loss) from discontinued operations	47	(4)

Net loss	$(18,398)	$(3, 450)

Weighted average shares outstanding:
Basic	12, 784	12, 683
Diluted	12, 784	12, 683
Net loss per common share (Basic and Diluted):
Loss from continuing operations	$(1 .44)	$(0 .27)
Income (loss) from discontinued operations, net of tax	—	—

Net loss	$(1 .44)	$(0 .27)

CARMIKE CINEMAS, INC. and SUBSIDIARIES

SUPPLEMENTARY NON-GAAP RECONCILIATIONS

THEATRE LEVEL CASH FLOW AND ADJUSTED EBITDA (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2011	2010
Net loss	$(18,398)	$(3,450)
Income tax expense (benefit)	6, 444	(1,598)
Interest expense	9, 153	8, 888
Depreciation and amortization	7, 829	7, 999

EBITDA	$5, 028	$11,839
Loss from unconsolidated subsidiaries	801	—
(Income) loss from discontinued operations	(47)	4
Loss on extinguishment of debt	—	2, 561
(Gain) loss on sale of property and equipment	(20)	27
Impairment of long-lived assets	161	487

Adjusted EBITDA	$5,923	$14,918

General and administrative expenses	4,734	4,809

Theatre level cash flow	$10, 657	$19,727

TOTAL DEBT AND NET DEBT (Unaudited)

($ in thousands)

	Three Months Ended
	March 31, 2011	December 31, 2010
Current maturities of long-term debt, capital leases and long-term financing obligations	$4,094	$4,240
Long-term debt, less current maturities	217,875	233,092
Capital leases and long-term financing obligations, less current maturities	115,756	116,036

Total debt	$337,725	$353,368
Less cash and cash equivalents	(17,644)	(13, 066)

Net debt	$320,081	$340,302

ADJUSTED NET LOSS (Unaudited)

($ in thousands)

	Three Months Ended March 31,
	2011	2010
Net loss	$(18,398)	$(3,450)
Impairment of long-lived assets	161	487
Loss on extinguishment of debt	—	2,561

Adjusted net loss	$(18,237)	$(402)